Exhibit 5.1

D. Bradley Peck

(858) 550-6012

bpeck@cooley.com

September 19, 2008

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-153347) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the offering for resale by the selling stockholder named therein (the “Selling Stockholder”), on a delayed or continuous basis, of up to a maximum of 7,422,364 shares of the Company’s common stock, par value $0.0001 per share, issuable to the Selling Stockholder, including (i) up to 7,072,364 shares of the Company’s common stock (the “Agreement Shares”), that may be issued from time to time pursuant to a Common Stock Purchase Agreement, dated August 4, 2008, by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 350,000 shares of the Company’s common stock (the “Warrant Shares”), issuable upon the exercise of an outstanding Warrant issued to the Selling Stockholder (the “Warrant”) in connection with the execution and delivery of the Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Agreement, the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that, at the time of any issuance and sale of the Agreement Shares and the Warrant Shares, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance.

Our opinion is expressed solely with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that if, as, and when the Agreement Shares and the Warrant Shares are issued and delivered by the Company to the Selling Stockholder in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

September 19, 2008

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM